Shareholder meeting results (unaudited)

November 19, 2009 meeting
At the meeting, each of the nominees for Trustees was elected, as follows:

                                     Votes for           Votes withheld
Ravi Akhoury                 17,226,547                    418,396
Jameson A. Baxter            17,227,554                    417,389
Charles B. Curtis            17,231,671                    413,272
Robert J. Darretta           17,236,569                    408,374
Myra R. Drucker              17,245,472                    399,471
John A. Hill                 17,222,758                    422,185
Paul L. Joskow               17,293,955                    404,988
Elizabeth T. Kennan          17,223,845                    421,098
Kenneth R. Leibler           17,239,585                    405,358
Robert E. Patterson          17,241,182                    403,761
George Putnam, III           17,218,994                    425,949
Robert L. Reynolds           17,239,131                    405,812
W. Thomas Stephens           17,215,020                    429,923
Richard B. Worley            17,241,299                    403,644

A proposal to approve a new management contract between the fund and Putnam Management was approved as follows:

Votes                 Votes                                Broker
for                  against         Abstentions          Non-Votes
11,734,542           294,471          379,386               5,236,544


All tabulations are rounded to the nearest whole number.